Execution Version

Exhibit 1.1

CYPRESS ENERGY PARTNERS, L.P.

Common Units Representing Limited Partner Interests

At Market Issuance Sales Agreement

April 5, 2019

B. Riley FBR, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

Cypress Energy Partners, L.P, a Delaware limited partnership (the “Partnership”), confirms its agreement (this “Agreement”) with B. Riley FBR, Inc. (“BRFBR”) as follows:

1. Issuance and Sale of Securities. The Partnership and BRFBR agree that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Partnership may issue and sell to or through BRFBR, acting as sales agent and/or principal, common units representing limited partner interests in the Partnership (“Common Units”). The Common Units to be issued and sold pursuant to this Agreement are referred to herein as the “Securities.” The issuance and sale of the Securities to or through BRFBR will be effected pursuant to the Registration Statement (as defined below) filed by the Partnership and declared effective by the Securities and Exchange Commission (the “Commission”); provided, however, that nothing in this Agreement shall be construed as requiring the Partnership to use the Registration Statement to issue any Securities.

The Partnership has filed, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Securities Act Regulations”), with the Commission, a registration statement on Form S-3 (File No. 333-230380), including a base prospectus, relating to certain securities, including the Securities to be issued from time to time by the Partnership, and that incorporates by reference documents that the Partnership has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (collectively, the “Exchange Act Regulations”). The Partnership will prepare one or more prospectus supplements specifically relating to the Securities (each, a “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Partnership will furnish to BRFBR, for use by BRFBR, copies of the base prospectus included as part of such registration statement, as supplemented by one or more Prospectus Supplements, relating to the Securities. Except where the context otherwise requires, such registration statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below) subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.” The base prospectus, including all documents incorporated or deemed incorporated therein by reference to the extent such information has not been superseded or modified in accordance with Rule 412 under the Securities Act (as qualified by Rule 430B(g) of the Securities Act), included in the Registration Statement, as it may be supplemented by one or more Prospectus Supplements, in the form in which such base prospectus and/or a Prospectus Supplement have most recently been filed by the Partnership with the Commission pursuant to Rule 424(b) under the Securities Act, is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated or deemed incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein (the “Incorporated Documents”).

For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include the most recent copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval System, or if applicable, the Interactive Data Electronic Application system when used by the Commission (collectively, “EDGAR”).

2. Placements. Each time that the Partnership wishes to issue and sell the Securities hereunder (each, a “Placement”), it will notify BRFBR by email notice (or other method mutually agreed to in writing by the parties) of the number of Securities to be issued and sold (the “Placement Securities”), the time period during which sales are requested to be made, any limitation on the number of Placement Securities that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which is attached hereto as Schedule 1. Each Placement Notice shall originate from any of the individuals from the Partnership set forth on Schedule 3 (with a copy to each of the other individuals from the Partnership listed on such schedule), and shall be addressed to each of the individuals from BRFBR set forth on Schedule 3, as such schedule may be amended from time to time. If BRFBR wishes to accept such proposed terms included in a Placement Notice (which it may decline to do so for any reason in its sole discretion) it may do so by providing email notice (or other method mutually agreed to in writing by the parties) to the individuals from the Partnership set forth on Schedule 3. Each Placement Notice shall be effective upon receipt by the Partnership of BRFBR’s acceptance of the terms of the Placement Notice unless and until (i) the entire amount of the Placement Securities thereunder has been sold, (ii) the Partnership suspends or terminates the Placement Notice, (iii) the Partnership issues a subsequent Placement Notice with parameters superseding those on an earlier dated Placement Notice or (iv) this Agreement has been terminated under the provisions of Section 13. The amount of any discount, commission or other compensation to be paid by the Partnership to BRFBR in connection with the sale of the Placement Securities shall be calculated in accordance with the terms set forth in Schedule 2. It is expressly acknowledged and agreed that neither the Partnership nor BRFBR will have any obligation whatsoever with respect to a Placement or any Placement Securities unless and until the Partnership delivers a Placement Notice to BRFBR and BRFBR accepts such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of Sections 2 or 3 of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3. Sale of Placement Securities by BRFBR. Subject to the terms and conditions of this Agreement, for the period specified in a Placement Notice, BRFBR will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “Exchange”), to sell the Placement Securities up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. BRFBR will provide written confirmation to the Partnership no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Securities hereunder setting forth the number of Placement Securities sold on such day, the compensation payable by the Partnership to BRFBR pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Partnership, with an itemization of the deductions made by BRFBR (as set forth in Section 5(b)) from the gross proceeds that it receives from such sales. Subject to the terms of a Placement Notice, BRFBR hereby covenants and agrees not to sell Placement Securities other than (i) by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the Exchange, on any other existing trading market for the Common Units or to or through a market maker, or (ii) by any other method permitted by law, including but not limited to negotiated transactions. BRFBR shall not purchase Placement Securities for its own account unless expressly authorized to do so by the Partnership in a Placement Notice. For the purposes hereof, “Trading Day” means any day on which the Common Units are purchased and sold on the Exchange.

4. Suspension of Sales. The Partnership or BRFBR may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 3, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 3), suspend any sale of Placement Securities; provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Placement Securities sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4 shall be effective against any other party unless it is made to one of the individuals named on Schedule 3 hereto, as such Schedule 3 may be amended from time to time.

5. Sale and Delivery to BRFBR; Settlement.

a. Sale of Placement Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon BRFBR’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Securities described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, BRFBR, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Securities up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. The Partnership acknowledges and agrees that (i) there can be no assurance that BRFBR will be successful in selling Placement Securities and (ii) BRFBR will incur no liability or obligation to the Partnership or any other person or entity if it does not sell Placement Securities for any reason other than a failure by BRFBR to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Placement Securities as required under this Agreement.

b. Settlement of Placement Securities. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Securities will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Partnership on a Settlement Date against receipt of the Placement Securities sold (the “Net Proceeds”) will be equal to the aggregate sales price received by BRFBR, after deduction for (i) BRFBR’s commission, discount or other compensation for such sales payable by the Partnership pursuant to Section 2 hereof, and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

c. Delivery of Placement Securities. On or before each Settlement Date, the Partnership will, or will cause its transfer agent to, electronically transfer the Placement Securities being sold by crediting BRFBR’s or its designee’s account (provided BRFBR shall have given the Partnership written notice of such designee at least one Trading Day prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable and registered units eligible for delivery through DTC. On each Settlement Date, BRFBR will deliver the related Net Proceeds in same day funds to an account designated by the Partnership on, or prior to, the Settlement Date. The Partnership agrees that if the Partnership, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Securities on a Settlement Date, the Partnership agrees that in addition to and in no way limiting the rights and obligations set forth in Section 11(a) hereto, it will (i) hold BRFBR harmless against any loss, claim, damage, or reasonable, documented expense (including reasonable and documented legal fees and expenses), as incurred, arising out of or in connection with such default by the Partnership or its transfer agent (if applicable) and (ii) pay to BRFBR (without duplication) any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

d. Limitations on Offering Size. Under no circumstances shall the Partnership cause or request the offer or sale of any Securities, if after giving effect to the sale of such Securities, the aggregate offering price of the Securities sold pursuant to this Agreement would exceed the lesser of (A) the amount available for offer and sale under the currently effective Registration Statement (including, if applicable, pursuant to General Instruction I.B.6. of Form S-3), or (B) the amount authorized from time to time to be issued and sold under this Agreement by the board of directors (the “Board”) of Cypress Energy Partners GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), or a duly authorized committee thereof, and notified to BRFBR in writing. Under no circumstances shall the Partnership cause or request the offer or sale of any Securities pursuant to this Agreement at a price lower than the minimum price, if any, authorized from time to time by the Board or a duly authorized committee thereof, and notified to BRFBR in writing. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 5(d) regarding the number and aggregate sale price of the Securities shall be the sole responsibility of the Partnership, and that BRFBR shall have no obligation in connection with such compliance.

6. Representations and Warranties of the Partnership. Except as disclosed in the Registration Statement or Prospectus (including the Incorporated Documents), the Partnership represents and warrants to, and agrees with, BRFBR as of the date of this Agreement and as of each Applicable Time (as defined below), unless such representation, warranty or agreement specifies a different date or time, as follows:

a. Compliance with Registration Requirements. The Partnership meets the requirements for use of Form S-3 under the Securities Act and the Securities have been duly registered under the Securities Act pursuant to the Registration Statement. Each of the Registration Statement and any post-effective amendments thereto have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Partnership, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with or otherwise resolved with the Commission.

b. No Misstatement or Omission. At the respective times that the Registration Statement and any amendments thereto became effective and at each deemed Effective Date with respect to BRFBR, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the Securities Act and the Securities Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

At the respective times the Prospectus or any amendment or supplement thereto is filed pursuant to Rule 424(b) or issued, as of the date hereof, as of each Applicable Time and at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by applicable law to be delivered in connection with sales of the Securities (whether to meet the requests of purchasers pursuant to Rule 173(d) or otherwise), neither the Prospectus nor any amendments or supplements thereto included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in the preceding paragraphs of this Section 6(b) do not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any of the foregoing made in reliance upon and in conformity with written information furnished to the Partnership by BRFBR expressly for use therein.

For purposes of each offering of the Securities under this Agreement that is not a firm commitment underwriting, the Partnership will be an “ineligible issuer” (as defined in Rule 405 of the Securities Act) as of each relevant eligibility determination date for purposes of Rules 164 and 433 under the Securities Act.

The copies of the Registration Statement and any amendments thereto, each Issuer Free Writing Prospectus that is required to be filed with the Commission pursuant to Rule 433 and the Prospectus and any amendments or supplements to any of the foregoing, that have been or subsequently are delivered to BRFBR in connection with the offering of the Securities (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise) were and will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. For purposes of this Agreement, references to the “delivery” or “furnishing” of any of the foregoing documents to BRFBR, and any similar terms, include, without limitation, electronic delivery.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Securities, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus that has not been superseded or modified.

c. Independent Accountants. Ernst & Young LLP, who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus, are independent registered public accountants with respect to the Partnership as required by the Securities Act, the Securities Act Regulations and the Public Company Accounting Oversight Board.

d. Financial Statements. The historical financial statements included or incorporated by reference in the Registration Statement and the Prospectus, together with the related schedules (if any) and notes, present fairly in all material respects the financial position of the Partnership and its subsidiaries, at the dates indicated and the results of operations, changes in capital and cash flows of the Partnership and its subsidiaries for the periods specified; and all such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved and materially comply with all applicable accounting requirements under the Securities Act and the Securities Act Regulations. The supporting schedules, if any, included or incorporated by reference in the Registration Statement and the Prospectus present fairly in all material respects, in accordance with GAAP, the information required to be stated therein. All “non-GAAP financial measures” (as such term is defined in the rules and regulations of the Commission), if any, contained or incorporated by reference in the Registration Statement and the Prospectus comply in all material respects with the requirements of the Securities Act (including, without limitation, Regulation S-X under the Securities Act) and the Exchange Act (including, without limitation, Regulation G under the Exchange Act) and Item 10 under Regulation S-K, to the extent applicable. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects.

e. No Change. Since the date as of which information is given in the Registration Statement through the date of this Agreement, and except as may otherwise be disclosed in the Registration Statement and the Prospectus, the Partnership and its subsidiaries have not (i) issued or granted any securities (other than customary issuances or grants pursuant to employee benefit plans), (ii) incurred any material liability or obligation, direct, indirect or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any distribution.

f. Formation and Good Standing of the Partnership. The Partnership has been duly formed and is validly existing as a limited partnership, and is in good standing under the laws of the State of Delaware, with full partnership power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement and the Prospectus, and (A) to execute and deliver this Agreement and consummate the transactions contemplated hereby, and (B) to issue, sell and deliver the Securities.

g. Foreign Qualification and Registration of the Partnership. The Partnership is duly qualified as a foreign limited partnership, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not (i) individually or in the aggregate, result in a material adverse change in the financial condition, results of operations, business, properties or prospects of the Partnership and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (in any such case, a “Material Adverse Effect”) or materially impair the ability of the Partnership to consummate the transactions contemplated by this Agreement or (ii) subject the partners of the Partnership to any material liability or disability.

h. Formation and Good Standing of the Partnership’s Subsidiaries. Each of the subsidiaries of the Partnership has been duly formed and is validly existing, and is in good standing under the laws of the state where such subsidiary is formed, with full power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement and the Prospectus. Each subsidiary of the Partnership is duly qualified as a foreign entity, to transact business and is in good standing in the jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not individually or in the aggregate, result in a Material Adverse Effect.

i. Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership, with a non-economic general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 21, 2014, as amended, and as in effect on the date hereof (collectively and as may be further amended, restated or otherwise modified from time to time, the “Partnership Agreement”); and the General Partner is the record holder of such general partner interest free and clear of all Liens, other than those created or arising under the Partnership Agreement, the Securities Act or other applicable state securities laws.

j. Ownership of Incentive Distribution Rights in the Partnership. Cypress Energy IDR Holdings, LLC is the record holder of all of the incentive distribution rights in the Partnership (the “Incentive Distribution Rights”) and such Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and Cypress Energy IDR Holdings, LLC owns the Incentive Distribution Rights free and clear of all Liens, other than those created or arising under the Partnership Agreement, the Securities Act or other applicable state securities laws.

k. No Other Subsidiaries. Except as set forth in Exhibit 21.1 to the Partnership’s Form 10-K for the most recent fiscal year ended or as set forth on Schedule 4 hereto, the Partnership does not own directly or indirectly, an equity interest in any corporation, partnership, limited liability company, joint venture, association or other entity. Except as set forth on Schedule 5 hereto, other than its ownership interest in the Partnership, the General Partner does not own, directly or indirectly, an equity interest in any corporation, partnership, limited liability company, joint venture, association or other entity.

l. Authorization, Execution and Delivery of this Agreement and the Partnership’s Organizational Documents.

i. This Agreement has been duly authorized, executed and delivered by or on behalf of the Partnership.

ii. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; provided that the enforceability thereof may be affected by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and other laws of general applicability relating to or affecting creditors’ rights and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (y) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

m. Authorization of Securities. The Securities to be sold by the Partnership pursuant to this Agreement, and the limited partner interests represented thereby, have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered by the Partnership pursuant to this Agreement against payment thereof, will be validly issued and, under the Delaware LP Act, purchasers of the Securities will have no obligation to make further payments for their purchase of the Securities or contributions to the Partnership solely by reason of their ownership of the Securities or their status as limited partners of the Partnership and such purchasers will have no personal liability for the obligations of the Partnership solely by reason of being limited partners of the Partnership; and except as described in the Prospectus, the issuance and sale of the Securities to be sold by the Partnership pursuant to this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Partnership or any other person. As of the date hereof and at each Applicable Time, if any, all limited partner action required to be taken by the Partnership for the authorization, issuance and sale and delivery of the Securities and the consummation of the transactions contemplated by this Agreement shall have been validly taken.

n. Description of Securities. The Securities to be sold by the Partnership pursuant to this Agreement, when issued and delivered in accordance with the terms of the Partnership Agreement and this Agreement against payment thereof as provided therein and herein, will conform in all material respects to the descriptions thereof contained in the Registration Statement and the Prospectus, and such statements conform in all material respects to the rights set forth in the respective instruments and agreements defining the same.

o. Absence of Defaults and Conflicts. Neither the Partnership nor its subsidiaries is in violation of its Organizational Documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except (solely in the case of Partnership Documents other than Subject Instruments) for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated herein and in the Registration Statement and the Prospectus (including the issuance and sale of the Securities to be sold by the Partnership pursuant to this Agreement and the use of the proceeds from the sale of the Securities to be sold by the Partnership pursuant to this Agreement as described in the Prospectus under the caption “Use of Proceeds”), and compliance by the Partnership with its obligations under this Agreement, do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any Lien upon any property or assets of the Partnership pursuant to, any Partnership Documents, except (solely in the case of Partnership Documents other than Subject Instruments) for such conflicts, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the Organizational Documents of the Partnership or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership or any of its assets, properties or operations, except for such violations of any applicable law, statute, rule, regulations, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Partnership or any of its assets, properties or operations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

p. Absence of Labor Dispute. No labor dispute with the employees of the Partnership or its subsidiaries exists or, to the knowledge of the Partnership, is threatened, and the Partnership is not aware of any existing or threatened labor disturbance by the employees of any of the principal suppliers, manufacturers, customers or contractors of the Partnership or its subsidiaries, in either case that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

q. Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Partnership, threatened, against or affecting the Partnership or its subsidiaries that is required to be disclosed in the Registration Statement or the Prospectus (other than as disclosed therein) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or to materially impair the consummation by the Partnership of the transactions contemplated in this Agreement or the performance by the Partnership of its obligations under this Agreement.

r. Accuracy of Descriptions. The information included or incorporated by reference in the Registration Statement and the Prospectus under the captions “Provisions of our Partnership Agreement Relating to Cash Distributions,” “Description of our Common Units,” “Our Partnership Agreement” and “Material Federal Income Tax Consequences,” in each case to the extent that it constitutes matters of law, summaries of legal matters, summaries of provisions of the Partnership Agreement or any other instruments or agreements, summaries of legal proceedings, or legal conclusions, is accurate in all material respects.

s. Absence of Further Requirements. (A) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, (B) no authorization, approval, vote or consent of any unitholder, member or creditor of the Partnership or its subsidiaries, (C) no authorization, approval, waiver or consent under any Subject Instrument and (D) no authorization, approval, vote or consent of any other person or entity, is necessary or required for (x) the performance by the Partnership of its obligations under this Agreement, (y) the offering, issuance, sale or delivery by the Partnership of the Securities to be sold by the Partnership hereunder, or (z) the consummation by the Partnership of any of the other transactions contemplated by this Agreement, in each case on the terms contemplated by the Registration Statement and the Prospectus, except (i) such as have been obtained under the Securities Act, the Securities Act Regulations, the Exchange Act, the Exchange Act Regulations and the rules and regulations of FINRA, and (ii) such that, if not obtained, would not reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the transactions contemplated under this Agreement, and except that no representation is made as to such as may be required under state or foreign securities laws.

t. Possession of Licenses and Permits. The Partnership and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct its business in the manner described in the Registration Statement and the Prospectus, except where the failure to possess such Governmental Licenses would not reasonably be expected to result in a Material Adverse Effect; the Partnership and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Partnership and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, if the subject of an unfavorable decision, ruling or finding, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

u. Title to Property. The Partnership and its subsidiaries have (A) good and indefeasible title to all real property owned by them, and (B) good title to all other property and assets owned by them and described in the Registration Statement and the Prospectus, in each case free and clear of all Liens, except Liens described in the Registration Statement and the Prospectus and Liens that do not, individually or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership and its subsidiaries. All real property, buildings and other improvements, and equipment and other property, held under lease or sublease by the Partnership and its subsidiaries are held by it under valid, subsisting and enforceable leases or subleases, as the case may be, subject to exceptions that are not material and do not interfere with the use made or proposed to be made of such real property, buildings and other improvements, and equipment and other property, by the Partnership and its subsidiaries, and all such leases and subleases are in full force and effect. The Partnership and its subsidiaries have no notice of any claim that has been asserted by anyone adverse to the rights of the Partnership and its subsidiaries under any of the leases or subleases mentioned above or affecting or questioning the rights of the Partnership to the continued possession of the leased or subleased premises under any such lease or sublease except for such claims that, if successfully asserted, would not, individually or in the aggregate, have a Material Adverse Effect.

v. Rights of Way. The Partnership and its subsidiaries have such consents, easements, rights-of-way or licenses from any person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Registration Statement and the Prospectus, subject to such qualifications as may be set forth in the Registration Statement and the Prospectus, except for such rights-of-way the failure of which to obtain, would not result in, individually or in the aggregate, a Material Adverse Effect; and the Partnership and its subsidiaries have fulfilled and performed all of their respective material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such failures to perform, revocations, termination and impairments that would not reasonably be expected to have a Material Adverse Effect upon the ability of the Partnership and its subsidiaries to conduct the Partnership’s business in all material respects as currently conducted and as contemplated in the Prospectus to be conducted, subject in each case to such qualifications as may be set forth in the Prospectus.

w. Investment Company Act. The Partnership is not, and after giving effect to the offering and sale of the Securities as contemplated in this Agreement and the application of the net proceeds therefrom as described in the Prospectus under the caption “Use of Proceeds,” the Partnership will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

x. Environmental Laws. Except as described in the Registration Statement and the Prospectus and except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) the Partnership and its subsidiaries are not in violation of any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials), the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Partnership and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are in compliance with their requirements, (C) there are no pending or, to the knowledge of the Partnership, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Partnership or its subsidiaries and (D) to the knowledge of the Partnership, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Partnership or its subsidiaries relating to Hazardous Materials or any Environmental Laws.

y. Review of Environmental Laws. The Partnership has reviewed the effect of Environmental Laws in effect on the date hereof on the business, operations and properties of the Partnership and its subsidiaries, in the course of which it identified and evaluated associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with such Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Partnership has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Prospectus (exclusive of any supplement thereto).

z. Absence of Registration Rights. There are no persons with registration rights or other similar rights to have any securities (debt or equity) registered pursuant to the Registration Statement or included in the offering contemplated by this Agreement, and there are no persons with co-sale rights, tag-along rights or other similar rights to have any securities (debt or equity) included in the offering contemplated by this Agreement or sold in connection with the sale of the Securities, except in each case for such rights that have been disclosed in the Registration Statement and the Prospectus and that have been complied with or waived in writing.

aa. Tax Returns. The Partnership and its subsidiaries have filed all foreign, federal, state and local tax returns that are required to be filed or have requested extensions thereof, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and have paid all taxes (including, without limitation, any estimated taxes) required to be paid by them and any other assessment, fine or penalty levied against any of them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith by appropriate actions and except for such taxes, assessments, fines or penalties the nonpayment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

bb. Insurance. The Partnership and its subsidiaries are insured by insurers of recognized financial responsibility, or entitled to the benefits of such insurance, against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Partnership and its subsidiaries or their respective business, assets, employees, properties, officers and directors are in full force and effect; and the Partnership and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Partnership or its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Partnership nor its subsidiaries has been refused any insurance coverage sought or applied for; and the Partnership has no reason to believe that it will not be able to renew any existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers as a cost that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

cc. Accounting and Disclosure Controls. The Partnership and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the Registration Statement and the Prospectus, the Partnership is not aware of (i) any material weakness in the Partnership’s internal accounting controls or (ii) any fraud, whether or not material, involving management or other employees who have a role in the Partnership’s internal control over financial reporting. The Partnership maintains “disclosure controls and procedures” (to the extent required by and as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective in all material respects to perform the functions for which they are established to the extent required by Rule 13a-15 of the Exchange Act.

dd. Compliance with Sarbanes-Oxley Act. The Partnership and, to the knowledge of the Partnership, the officers of the General Partner of the Partnership, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith and with which any of them is required to comply, including Section 402 related to loans.

ee. Absence of Manipulation. The Partnership has not taken and will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Securities.

ff. Statistical and Market-Related Data. Any statistical, market-related and similar data included in the Registration Statement or the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate and accurately reflect the materials upon which such data is based or from which it was derived.

gg. Foreign Corrupt Practices Act. Neither the Partnership or its subsidiaries, nor, to the knowledge of the Partnership, any director, officer, agent, employee, affiliate or other person acting on behalf of the Partnership or its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by any such person of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Partnership and its subsidiaries, and, to the knowledge of the Partnership, its other affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

hh. Anti-Money Laundering Laws. The operations of the Partnership and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership, threatened.

ii. OFAC. Neither the Partnership or its subsidiaries nor, to the knowledge of the Partnership, any director, officer, agent, employee, affiliate or other person acting on behalf of the Partnership is currently subject to any U.S. sanctions administered by OFAC; and the Partnership will not directly or indirectly use any of the proceeds from the sale of Securities by the Partnership in the offering contemplated by this Agreement, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

jj. Offering Materials. Without limiting the provisions of Section 23 hereof, the Partnership has not distributed or, prior to the completion of the distribution of the Securities, will not distribute any “written communication” (as defined under Rule 405 under the Securities Act) or other offering materials in connection with the offering or sale of the Securities, other than the Prospectus, any amendment or supplement to any of the foregoing and any Permitted Free Writing Prospectuses (as defined in Section 23 hereof).

kk. Brokers. Except as provided in this Agreement, there is not a broker, finder or other party that is entitled to receive from the Partnership any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.

ll. No Restrictions on Distributions. The Partnership is not prohibited, directly or indirectly, from paying or making distributions with respect to its equity securities, except as described in the Registration Statement and the Prospectus.

mm. Restrictions on Subsidiary Payments to the Partnership. No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distribution on such subsidiary’s capital units, from repaying to the Partnership any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership or any other subsidiary of the Partnership, except as described in or contemplated by the Registration Statement and the Prospectus.

nn. Market Capitalization. As of a date within sixty (60) days immediately prior to the date of this Agreement, the aggregate market value of the outstanding voting and non-voting common equity (as defined in Securities Act Rule 405) of the Partnership held by persons other than affiliates of the Partnership (pursuant to Securities Act Rule 144, those that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, the Partnership) (the “Non-Affiliate Shares”), was equal to approximately $33.2 million (calculated by multiplying (x) the last reported sale price at which the common equity of the Partnership was sold on the Exchange as of such date times (y) the number of Non-Affiliate Shares outstanding as of the date hereof).

oo. Incorporated Documents. The documents incorporated by reference in the Prospectus, at the respective times they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the Exchange Act Regulations.

7. Covenants of the Partnership. The Partnership covenants and agrees with BRFBR that:

a. Registration Statement Amendments. After the filing of the first Prospectus Supplement relating to the Securities, and during any period in which a prospectus relating to any Placement Securities is required to be delivered by BRFBR under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act) (the “Prospectus Delivery Period”) (i) the Partnership will notify BRFBR promptly of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference or amendments not related to any Placement, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus related to the Placement or for additional information related to the Placement, (ii) the Partnership will prepare and file with the Commission, promptly upon BRFBR’s request, any amendments or supplements to the Registration Statement or Prospectus that, in BRFBR’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Securities by BRFBR (provided, however, that the failure of BRFBR to make such request shall not relieve the Partnership of any obligation or liability hereunder, or affect BRFBR’s right to rely on the representations and warranties made by the Partnership in this Agreement; and provided, further, that the only remedy BRFBR shall have with respect to the failure to make such filing shall be to cease making sales under this Agreement until such amendment or supplement is filed); (iii) the Partnership will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Securities or a security convertible into the Placement Securities unless a copy thereof has been submitted to BRFBR within a reasonable period of time before the filing and BRFBR has not reasonably objected thereto (provided, however, that (A) the failure of BRFBR to make such objection shall not relieve the Partnership of any obligation or liability hereunder, or affect BRFBR’s right to rely on the representations and warranties made by the Partnership in this Agreement and (B) the Partnership have no obligation to provide BRFBR any advance copy of such filing or to provide BRFBR an opportunity to object to such filing if the filing does not name BRFBR or does not relate to the transaction herein provided; and provided, further, that the only remedy BRFBR shall have with respect to the failure by the Partnership to obtain such consent shall be to cease making sales under this Agreement), and the Partnership will furnish to BRFBR at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR; and (iv) the Partnership will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the Securities Act, or in the case of any document to be incorporated therein by reference, to be filed with the Commission as required pursuant to the Exchange Act, within the time period prescribed (the determination to file or not file any amendment or supplement with the Commission under this Section 7(a), based on the Partnership’s reasonable opinion or reasonable objections, shall be made solely by the Partnership).

b. Notice of Commission Stop Orders. The Partnership will advise BRFBR, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, of the suspension of the qualification of the Placement Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such a stop order should be issued. The Partnership will advise BRFBR promptly after it receives any request by the Commission for any amendments to the Registration Statement or any amendments or supplements to the Prospectus or any Issuer Free Writing Prospectus or for additional information related to the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus.

c. Continued Compliance; Subsequent Changes. During the Prospectus Delivery Period, the Partnership will comply with all requirements imposed upon it by the Securities Act and the Securities Act Regulations, as from time to time in force, and will file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Partnership with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act. If the Partnership has omitted any information from the Registration Statement pursuant to Rule 430A under the Securities Act, it will use its commercially reasonable efforts to comply with the provisions of and make all requisite filings with the Commission pursuant to said Rule 430A and to notify BRFBR promptly of all such filings. If during the Prospectus Delivery Period any event occurs as a result of which it is necessary, in the opinion of counsel for BRFBR or for the Partnership, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such Prospectus Delivery Period it is necessary, in the opinion of such counsel, to amend or supplement the Registration Statement or Prospectus in order to comply with the requirements of the Securities Act and the Securities Act Regulations, the Partnership will promptly notify BRFBR to suspend the offering of Placement Securities during such period and the Partnership will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Partnership) so as to correct such statement or omission or effect such compliance; provided, however, that the Partnership may delay the filing of any amendment or supplement, if in the judgment of the Partnership, it is in the best interest of the Partnership.

d. Listing; Blue Sky and Other Qualifications. During the Prospectus Delivery Period, the Partnership will use its commercially reasonable efforts to cause the Placement Securities to be listed on the Exchange and to qualify the Placement Securities for offering and sale, or to obtain an exemption for the Securities to be offered and sold, under the securities laws of such jurisdictions in the United States as BRFBR reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Securities; provided, however, that the Partnership shall not be obligated to file any general consent to service of process or to qualify as a foreign limited partnership or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

e. Delivery of Registration Statement and Prospectus. The Partnership will furnish to BRFBR and its counsel (at the reasonable expense of the Partnership) copies of the Registration Statement, the Prospectus (including all documents incorporated by reference therein) and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during the Prospectus Delivery Period (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as BRFBR may from time to time reasonably request and, at BRFBR’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Securities may be made; provided, however, that the Partnership shall not be required to furnish any document (other than the Prospectus) to BRFBR to the extent such document is available on EDGAR.

f. Earnings Statement. The Partnership will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Partnership’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.

g. Use of Proceeds. The Partnership will use the Net Proceeds received by it from the sale of the Securities as described in the Prospectus in the section entitled “Use of Proceeds.”

h. Notice of Other Sales. Without the prior written consent of BRFBR, the Partnership will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Units (other than the Placement Securities offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Units, warrants or any rights to purchase or acquire, Common Units during the period beginning on the date on which any Placement Notice is delivered to BRFBR hereunder and ending on the third (3rd) Trading Day immediately following the final Settlement Date with respect to Placement Securities sold pursuant to such Placement Notice (or, if the Placement Notice has been terminated or suspended prior to the sale of all Placement Securities covered by a Placement Notice, the date of such suspension or termination); and will not directly or indirectly in any other “at-the-market” or continuous equity transaction offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Units (other than the Placement Securities offered pursuant to this Agreement) or securities convertible into or exchangeable for Common Units, warrants or any rights to purchase or acquire, Common Units prior to the termination of this Agreement; provided, however, that the Partnership may (A) issue and sell Common Units pursuant to this Agreement; (B) file a registration statement on Form S-8 or issue and sell Common Units or securities convertible into or exchangeable for Common Units pursuant to any long-term incentive plan, employee unit option plan or unit ownership plan of the Partnership in effect at the Applicable Time or hereafter implemented; (C) issue or deliver Common Units issuable upon the conversion, vesting or exercise of securities (including long-term incentive plan awards, options and warrants) outstanding at the Applicable Time; and (D) issue and sell Common Units, or securities convertible into or exercisable for Common Units, offered and sold in a privately negotiated transaction to vendors, customers, strategic partners or potential strategic partners or other investors conducted in a manner so as not to be integrated with the offering of Common Units hereby. In the event that notice of a proposed sale is provided by the Partnership pursuant to this Section 7(h), BRFBR may (and shall if requested by the Partnership) suspend activity under this Agreement for such period of time as may be requested by the Partnership or as may be deemed appropriate by BRFBR.

i. Change of Circumstances. The Partnership will, at any time during the pendency of a Placement Notice, advise BRFBR promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to BRFBR pursuant to this Agreement.

j. Due Diligence Cooperation. During the term of this Agreement, the Partnership will cooperate with any reasonable due diligence review conducted by BRFBR or its representatives in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, during regular business hours and at the Partnership’s principal offices, as BRFBR may reasonably request.

k. Disclosure of Sales. After the filing of the first Prospectus Supplement relating to the Securities, the Partnership will disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K the aggregate number of Securities sold to or through BRFBR pursuant to this Agreement, the Net Proceeds received by the Partnership with respect to all such sales pursuant to this Agreement, and the aggregate compensation payable by the Partnership to BRFBR with respect to all such sales pursuant to this Agreement.

l. Representation Dates; Certificate. Each time during the term of this Agreement that the Partnership:

i. amends or supplements (other than a prospectus supplement relating solely to an offering of securities other than the Placement Securities) the Registration Statement or the Prospectus relating to the Placement Securities, by means of a post-effective amendment, sticker, or supplement, but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Securities;

ii. files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information or a material amendment to the previously filed Form 10-K);

iii. files its quarterly reports on Form 10-Q under the Exchange Act; or

iv. files a current report on Form 8-K containing amended financial information (other than information “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act;

(Each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date.”) the Partnership shall furnish BRFBR (but in the case of clause (iv) above only if BRFBR reasonably requests) with a certificate, in the form attached hereto as Exhibit A within five (5) Trading Days of any Representation Date, provided, however, in the case of clause (i) above, the Partnership shall furnish BRFBR with a certificate, in the form attached hereto as Exhibit A on or prior to the date of the filing of the first Prospectus Supplement relating to the Securities. The requirement to provide a certificate under this Section 7(1) shall be deemed waived by BRFBR for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Partnership delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date on which the Partnership files its annual report on Form 10-K. Notwithstanding the foregoing, (i) upon the delivery of the first Placement Notice hereunder and (ii) if the Partnership subsequently decides to sell Placement Securities following a Representation Date when the Partnership relied on such waiver and did not provide BRFBR with a certificate under this Section 7(1), then before BRFBR sells any Placement Securities, the Partnership shall provide BRFBR with a certificate, in the form attached hereto as Exhibit A, dated the date of the Placement Notice.

m. Legal Opinion of Latham & Watkins LLP. (A) On or prior to the date of the filing of the first Prospectus Supplement relating to the Securities, and (B) within five (5) Trading Days of each Representation Date described in Section 7(l)(ii) with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit A for which no waiver is applicable, the Partnership shall cause to be furnished to BRFBR written opinions (in the case of clause (A)) and a negative assurance letter (in the case of clauses (A) and (B)) of Latham & Watkins LLP (“Partnership Counsel”), or other counsel reasonably satisfactory to BRFBR, dated the date that the opinion or negative assurance letter is required to be delivered; provided, however, that in lieu of such negative assurance for subsequent Representation Dates, Partnership Counsel may furnish BRFBR with a written letter (a “Reliance Letter”) to the effect that BRFBR may rely on a prior opinion or negative assurance letter, as applicable, previously delivered under this Section 7(m) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion or negative assurance letter, as applicable, shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

n. Comfort Letter. (A) On or prior to the date of the filing of the first Prospectus Supplement relating to the Securities and (B) within five (5) Trading Days after each Representation Date with respect to which the Partnership is obligated to deliver a certificate in the form attached hereto as Exhibit A, other than pursuant to Section 7(l)(iii), and for which no wavier is applicable, the Partnership shall cause its independent accountants to furnish BRFBR a letter (such letter, the “Comfort Letter”), dated the date that such Comfort Letter is delivered, which shall meet the requirements set forth in this Section 7(n); provided, that if requested by BRFBR, the Partnership shall cause a Comfort Letter to be furnished to BRFBR within ten (10) Trading Days of such request following the date of occurrence of any restatement of the Partnership’s financial statements. The

Comfort Letter shall be in a form and substance reasonably satisfactory to BRFBR, (i) confirming that they are an independent public accounting firm within the meaning of the Securities Act, the Securities Act Regulations and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

o. Market Activities. The Partnership will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Securities or (ii) sell, bid for, or purchase Securities in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Placement Securities other than BRFBR.

p. No Offer to Sell. Other than a Permitted Free Writing Prospectus, neither BRFBR nor the Partnership (including its agents and representatives, other than BRFBR in its capacity as sales agent or principal hereunder) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Securities hereunder.

q. Sarbanes-Oxley Act. The Partnership will use its best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act of 2002.

8. Representations and Covenants of BRFBR. BRFBR represents and warrants that it is duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Securities will be offered and sold, except such states in which BRFBR is exempt from registration or such registration is not otherwise required. BRFBR shall continue, for the term of this Agreement, to be duly registered as a broker-dealer under FINRA, the Exchange Act and the applicable statutes and regulations of each state in which the Placement Securities will be offered and sold, except such states in which BRFBR is exempt from registration or such registration is not otherwise required, during the term of this Agreement. BRFBR shall comply with all applicable law and regulations, including but not limited to Regulation M, in connection with the transactions contemplated by this Agreement, including the issuance and sale to or through BRFBR of the Placement Securities.

9. Payment of Expenses. The Partnership will pay all expenses incident to the performance of the Partnership’s obligations under this Agreement, including (i) the preparation, filing, including any fees required by the Commission, and printing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto and each Issuer Free Writing Prospectus, in such number as BRFBR shall deem reasonably necessary, (ii) the printing and delivery to BRFBR of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Placement Securities, (iii) the preparation, issuance and delivery of the certificates, if any, for the Placement Securities to BRFBR, including any stock or other transfer taxes and any capital duties, stamp duties or other duties or taxes payable upon the sale, issuance or delivery of the Placement Securities to BRFBR, (iv) the fees and disbursements of the counsel, accountants and other advisors to the Partnership, (v) the fees and expenses of the transfer agent and registrar for the Common Units, (vi) the filing fees incident to any review by FINRA of the terms of the sale of the Placement Securities, (vii) the fees and expenses incurred in connection with the listing of the Placement Securities on the Exchange and (viii) the fees and disbursements of counsel to BRFBR of up to $40,000.

10. Conditions to BRFBR’s Obligations. The obligations of BRFBR hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Partnership herein, to the due performance by the Partnership of its obligations hereunder, to the completion by BRFBR of a due diligence review satisfactory to it in its reasonable judgment, and to the continuing satisfaction (or waiver by BRFBR in its sole discretion) of the following additional conditions:

a. Registration Statement Effective. The Registration Statement shall have become effective and shall be available for the sale of all Placement Securities contemplated to be issued by any Placement Notice.

b. No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Partnership of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Partnership of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, the Prospectus or documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c. No Misstatement or Material Omission. BRFBR shall not have advised the Partnership that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in BRFBR’s reasonable opinion is material, or omits to state a fact that in BRFBR’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

d. Material Changes. Except as contemplated in the Prospectus, or disclosed in the Partnership’s reports filed with the Commission, there shall not have been any Material Adverse Effect or any development that could reasonably be expected to cause a Material Adverse Effect.

e. Legal Opinions. BRFBR shall have received the written opinion or negative assurance letter of Partnership Counsel required to be delivered pursuant to Section 7(m) on or before the date on which such delivery of such opinion or negative assurance letter is required pursuant to Section 7(m). BRFBR shall have received the written opinion of its counsel in form and substance satisfactory to BRFBR when requested.

f. Comfort Letter. BRFBR shall have received the Comfort Letter required to be delivered pursuant Section 7(n) on or before the date on which such delivery of such letter is required pursuant to Section 7(n).

g. Representation Certificate. BRFBR shall have received the certificate required to be delivered pursuant to Section 7(l) on or before the date on which delivery of such certificate is required pursuant to Section 7(l).

h. No Suspension. Trading in the Common Units shall not have been suspended on the Exchange and the Common Units shall not have been delisted from the Exchange.

i. Other Materials. On each date on which the Partnership is required to deliver a certificate pursuant to Section 7(1), the Partnership shall have furnished to BRFBR such appropriate further information, certificates and documents as BRFBR may reasonably request. All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof. The Partnership will furnish BRFBR with such conformed copies of such opinions, certificates, letters and other documents as BRFBR shall reasonably request.

j. Securities Act Filings Made. All filings with the Commission required by Rule 424 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424.

k. Approval for Listing. The Placement Securities shall either have been approved for listing on the Exchange, subject only to notice of issuance, or the Partnership shall have filed an application for listing of the Placement Securities on the Exchange at, or prior to, the issuance of any Placement Notice.

l. No Termination Event. There shall not have occurred any event that would permit BRFBR to terminate this Agreement pursuant to Section 13(a).

11. Indemnification and Contribution.

a. Indemnification by the Partnership. The Partnership agrees to indemnify and hold harmless BRFBR, its partners, members, directors, officers, employees and agents and each person, if any, who controls BRFBR within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

i. against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact included in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

ii. against any and all loss, liability, claim, damage and expense whatsoever, as incurred, joint or several, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 11(d) below) any such settlement is effected with the written consent of the Partnership, which consent shall not unreasonably be delayed or withheld; and

iii. against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above, provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made solely in reliance upon and in conformity with written information furnished to the Partnership by BRFBR expressly for use in the Registration Statement (or any amendment thereto), or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

b. Indemnification by BRFBR. BRFBR agrees to indemnify and hold harmless the Partnership and each director and officer of the General Partner who signed the Registration Statement, and each person, if any, who (i) controls the Partnership within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Partnership against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 11(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or in any related Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information relating to BRFBR and furnished to the Partnership in writing by BRFBR expressly for use therein.

c. Procedure. Any party that proposes to assert the right to be indemnified under this Section 11 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 11, notify as promptly as reasonably practicable each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but failure to so notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 11 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 11 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly after the indemnifying party receives a written invoice relating to fees, disbursements and other charges in reasonable detail. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 11 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 11 is applicable in accordance with its terms but is for any reason unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, liabilities, expenses and damages referred to therein, then each indemnifying party shall contribute to the total amount of such losses, claims, liabilities, expenses and damages incurred by such indemnified party as incurred (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the indemnified party from persons other than any indemnified party, who also may be liable for contribution) (A) in such proportion as shall be appropriate to reflect the relative benefits received by the Partnership on the one hand and BRFBR on the other hand from the offering of the Securities pursuant to this Agreement or (B) if the allocation provided by clause (A) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (A) above but also the relative fault of the Partnership on the one hand and of BRFBR on the other hand in connection with the statements or omissions that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Partnership or BRFBR, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Partnership and BRFBR agree that it would not be just and equitable if contributions pursuant to this Section 11(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 11(d) shall be deemed to include, for the purpose of this Section 11(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 11(c) hereof.

Notwithstanding the foregoing provisions of this Section 11(d), BRFBR shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 11(d), any person who controls a party to this Agreement within the meaning of the Securities Act or the Exchange Act, and any officers, directors, partners, employees or agents of BRFBR, will have the same rights to contribution as that party, and each officer and director of the General Partner who signed the Registration Statement will have the same rights to contribution as the Partnership, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 11(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 11(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 11(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 11(c) hereof.

12. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 11 of this Agreement and all representations and warranties of the Partnership herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of BRFBR, any controlling persons, or the Partnership (or any of the General Partner’s officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Securities and payment therefor or (iii) any termination of this Agreement.

13. Termination.

a. Termination; General. BRFBR may terminate this Agreement, by notice to the Partnership, as hereinafter specified at any time (A) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Prospectus, any Material Adverse Effect, or any development that is reasonably likely to have a Material Adverse Effect or, in the sole judgment of BRFBR, is material and adverse and makes it impractical or inadvisable to market the Placement Securities or to enforce contracts for the sale of the Placement Securities, (B) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of BRFBR, impracticable or inadvisable to market the Placement Securities or to enforce contracts for the sale of the Placement Securities, (C) if trading in the Common Units has been suspended or limited by the Commission or the Exchange, or if trading generally on the Exchange has been suspended or limited, or minimum prices for trading have been fixed on the Exchange, (D) if any suspension of trading of any securities of the Partnership on any exchange or in the over-the-counter market shall have occurred and be continuing, (E) if a major disruption of securities settlements or clearance services in the United States shall have occurred and be continuing, or (F) if a banking moratorium has been declared by either U.S. Federal or New York authorities. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination. If BRFBR elects to terminate this Agreement as provided in this Section 13(a), BRFBR shall provide the required notice as specified in Section 14 (Notices).

b. Termination by the Partnership. The Partnership shall have the right, by giving five (5) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

c. Termination by BRFBR. BRFBR shall have the right, by giving five (5) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

d. Automatic Termination. Unless earlier terminated pursuant to this Section 13, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Securities to or through BRFBR on the terms and subject to the conditions set forth herein except that the provisions of Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.

e. Continued Force and Effect. This Agreement shall remain in full force and effect unless terminated pursuant to Section 13(a), (b), (c), or (d) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9 (Payment of Expenses), Section 11 (Indemnification and Contribution), Section 12 (Representations and Agreements to Survive Delivery), Section 18 (Governing Law and Time; Waiver of Jury Trial) and Section 19 (Consent to Jurisdiction) shall remain in full force and effect. Upon termination of this Agreement, the Partnership shall not have any liability to BRFBR for any discount, commission or other compensation with respect to any Placement Securities not otherwise sold by BRFBR under this Agreement.

f. Effectiveness of Termination. Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by BRFBR or the Partnership, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Securities, such Placement Securities shall settle in accordance with the provisions of this Agreement.

14. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to BRFBR, shall be delivered to:

B. Riley FBR, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention:       General Counsel

Telephone:     (212) 457-9947

Email:            atmdesk@brileyfbr.com

with a copy to:

Duane Morris LLP

1540 Broadway

New York, NY 10036

Attention:       Dean M. Colucci

Telephone:     (973) 424-2020

Email:            dmcolucci@duanemorris.com

and if to the Partnership, shall be delivered to:

Cypress Energy Partners, L.P

5727 South Lewis Avenue, Suite 300

Tulsa, Oklahoma 74105

Attention:       Richard M. Carson

Telephone:     (918) 748-3912

Email:             richard.carson@cypressenergy.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:       Ryan J. Maierson

Telephone:    (713) 546-7420

Email:            ryan.maierson@lw.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the Exchange and commercial banks in the City of New York are open for business.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 14 if sent to the electronic mail address specified by the receiving party under separate cover. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives confirmation of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Partnership and BRFBR and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 11 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

16. Adjustments for Splits. The parties acknowledge and agree that all unit-related numbers contained in this Agreement shall be adjusted to take into account any unit split or similar event effected with respect to the Securities.

17. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Partnership and BRFBR. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

18. GOVERNING LAW AND TIME; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

20. Use of Information. BRFBR may not use any information gained in connection with this Agreement and the transactions contemplated by this Agreement, including due diligence, to advise any party with respect to transactions not expressly approved by the Partnership.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

22. Effect of Headings. The section and Exhibit headings herein are for convenience only and shall not affect the construction hereof.

23. Permitted Free Writing Prospectuses. The Partnership represents, warrants and agrees that, unless it obtains the prior consent of BRFBR, and BRFBR represents, warrants and agrees that, unless it obtains the prior consent of the Partnership, it has not made and will not make any offer relating to the Placement Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by BRFBR or by the Partnership, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership represents and warrants that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. For the purposes of clarity, the parties hereto agree that all free writing prospectuses, if any, listed in Exhibit B hereto are Permitted Free Writing Prospectuses.

24. Absence of Fiduciary Relationship. The Partnership acknowledges and agrees that:

a. BRFBR is acting solely as agent in connection with the public offering of the Placement Securities and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Partnership or any of its affiliates, unitholders (or other equity holders), creditors or employees or any other party, on the one hand, and BRFBR, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not BRFBR has advised or is advising the Partnership on other matters, and BRFBR has no obligation to the Partnership with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;

b. it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;

c. BRFBR has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;

d. it is aware that BRFBR and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Partnership and BRFBR has no obligation to disclose such interests and transactions to the Partnership by virtue of any fiduciary, advisory or agency relationship or otherwise; and

e. it waives, to the fullest extent permitted by law, any claims it may have against BRFBR for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Securities under this Agreement and agrees that BRFBR shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Partnership, employees or creditors of Partnership, other than in respect of BRFBR’s obligations under this Agreement and to keep information provided by the Partnership to BRFBR and BRFBR’s counsel confidential to the extent not otherwise publicly-available.

25. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Applicable Time” means (i) each Representation Date and (ii) the time of each sale of any Placement Securities pursuant to this Agreement.

“Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto became or becomes effective.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Placement Securities that (1) is required to be filed with the Commission by the Partnership, (2) is a “road show” that is a “written communication” within the meaning of Rule 433(d)(8)(i) whether or not required to be filed with the Commission, or (3) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Placement Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g) under the Securities Act.

“Lien” means any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Partnership Document” means (a) all Subject Instruments and (b) all other contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which the Partnership or any of its subsidiaries is a party or by which the Partnership or any of its subsidiaries is bound or to which any of the property or assets of the Partnership or any of its subsidiaries is subject that solely in the case of this clause (b), are material with respect to the Partnership and its subsidiaries taken as a whole.

“Repayment Event” means any event or condition that (a) gives the holder of any bond, note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership or any subsidiary of the Partnership, or (b) gives any counterparty (or any person acting on such counterparty’s behalf) under any swap agreement or similar agreement or instrument to which the Partnership or any subsidiary of the Partnership is a party the right to liquidate or accelerate the payment obligations, or designate an early termination date under such agreement or instrument, as the case may be.

“Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 424(b),” “Rule 430B,” and “Rule 433” refer to such rules under the Securities Act.

“Subject Instruments” means all instruments, agreements and documents filed as exhibits to the Registration Statement pursuant to Rule 601(b)(10) of Regulation S-K of the Commission; provided, that if any instrument, agreement or other document filed as an exhibit to the Registration Statement as aforesaid has been redacted or if any portion thereof has been deleted or is otherwise not included as part of such exhibit (whether pursuant to a request for confidential treatment or otherwise), the term “Subject Instruments” shall nonetheless mean such instrument, agreement or other document, as the case may be, in its entirety, including any portions thereof which shall have been so redacted, deleted or otherwise not filed.

All references in this Agreement to financial statements and schedules and other information that is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is incorporated by reference in the Registration Statement or the Prospectus, as the case may be.

All references in this Agreement to the Registration Statement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR; all references in this Agreement to any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectuses that, pursuant to Rule 433, are not required to be filed with the Commission) shall be deemed to include the copy thereof filed with the Commission pursuant to EDGAR; and all references in this Agreement to “supplements” to the Prospectus shall include, without limitation, any supplements, “wrappers” or similar materials prepared in connection with any offering, sale or private placement of any Placement Securities by BRFBR outside of the United States.

[Remainder of the page intentionally left blank]

If the foregoing correctly sets forth the understanding between the Partnership and BRFBR, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Partnership and BRFBR.

Very truly yours,

CYPRESS ENERGY PARTNERS, L.P.

By:	Cypress Energy Partners GP, LLC, its general partner

By:	/s/ Jeffrey A. Herbers

Name:	Jeffrey A. Herbers
Title:	Vice President and Chief Financial Officer

Signature Page to At Market Issuance Sales Agreement

ACCEPTED as of the date first-above written:

B. RILEY FBR, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head of Investment Banking

Signature Page to At Market Issuance Sales Agreement

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	Cypress Energy Partners, L.P.

To:	B. Riley FBR, Inc.

Attention:	Patrice McNicoll

Subject:	At Market Issuance—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At Market Issuance Sales Agreement by and between Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and B. Riley FBR, Inc. (“BRFBR”), dated April 5, 2019, the Partnership hereby requests that BRFBR sell up to _______ common units representing limited partner interests in the Partnership, at a minimum market price of $__________ per share, during the time period beginning [month, day, time] and ending [month, day, time].

SCHEDULE 2

COMPENSATION

The Partnership shall pay to BRFBR in cash, upon each sale of Placement Securities pursuant to this Agreement, an amount equal to 3.0% of the gross proceeds from each sale of Placement Securities.

SCHEDULE 3

NOTICE PARTIES

The Partnership

Richard M. Carson	richard.carson@cypressenergy.com

Jeffrey A. Herbers	jeff.herbers@cypressenergy.com

BRFBR

Seth Appel	sappel@brileyfbr.com

Ryan Loforte	rloforte@brileyfbr.com

Patrice McNicoll	pmcnicoll@brileyfbr.com

Keith Pompliano	kpompliano@brileyfbr.com

with a copy to atmdesk@brileyfbr.com

SCHEDULE 4

ADDITIONAL SUBSIDIARIES OF THE PARTNERSHIP

Alati Arnergard, LLC

SCHEDULE 5

ADDITIONAL SUBSIDIARIES OF THE GENERAL PARTNER

Cypress Energy Management, LLC

Cypress Energy Management – TIR, LLC

Cypress Energy Management – Brown, LLC

EXHIBIT A

Form of Representation Date Certificate

The undersigned, ___________________, the __________ of Cypress Energy Partners GP, LLC, a Delaware limited liability company and the general partner of Cypress Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), does hereby certify, on behalf of the Partnership pursuant to Section (7)(l) of that certain At Market Issuance Sales Agreement, dated April 5, 2019 (the “Sales Agreement”), by and between the Partnership and B. Riley FBR, Inc. (“BRFBR”), which Sales Agreement relates to the issuance and sale by the Partnership to or through or to BRFBR of common units representing limited partner interests (terms used but not defined herein have the meanings assigned to them in the Sales Agreement), that:

1. subject to modification to incorporate the disclosures contained in the Registration Statement, the Prospectus and the Incorporated Documents, in each case as amended and supplemented as of the date of this Certificate, each of the representations and warranties of the Partnership contained in the Agreement were, when originally made, and are, as of the date of this Certificate, true and correct in all material respect;

2. except as waived by BRFBR in writing, each of the covenants required to be performed by the Partnership in the Agreement on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement, has been duly, timely and fully performed in all material respects and each condition required to be complied with by the Partnership on or prior to the date of the Agreement, this Representation Date, and each such other date prior to the date hereof as set forth in the Agreement has been duly, timely and fully complied with in all material respects;

3. subsequent to the date of the most recent financial statements in the Prospectus, and except as described in the Prospectus, including Incorporated Documents, there has been no Material Adverse Effect;

4. no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the undersigned, are threatened by the Securities and Exchange Commission;

5. no order suspending the effectiveness of the Registration Statement or the qualification or registration of the Placement Securities under the securities or Blue Sky laws of any jurisdiction are in effect and no proceeding for such purpose is pending before, or, to the knowledge of the undersigned, is threatened by, any securities or other governmental authority (including, without limitation, the Securities and Exchange Commission); and

6. Latham & Watkins LLP is entitled to rely on this certificate in connection with the opinion that such firm is rendering pursuant to Section 7(m) of the Sales Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

Name:

By:

Title:

EXHIBIT B

Permitted Free Writing Prospectuses

None.